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Exhibit 99.2

Letter to Registered Holders and DTC Participants Regarding the Tender of
Any and All Outstanding 9.5% First Priority Senior Secured Notes due 2018

of

ACCURIDE CORPORATION

Pursuant to the Prospectus dated                                    , 2011

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2011, UNLESS EXTENDED (THE "EXPIRATION DATE").

                                    , 2011

To Registered Holders and DTC Participants:

        Accuride Corporation, a Delaware corporation ("Accuride" or the "Issuer") is offering to exchange, upon and subject to the terms and conditions set forth in the prospectus, dated                                     , 2011, and the related letter of transmittal, up to $310,000,000 aggregate principal amount of its 9.5% First Priority Senior Secured Notes due 2018 (the "Exchange Notes"), all of which have been registered under the Securities Act of 1933, as amended, for an equal aggregate principal amount of its outstanding 9.5% First Priority Senior Secured Notes due 2018 (the "Outstanding Notes"), of which $310,000,000 aggregate principal amount is outstanding. The exchange offer is being made in order to satisfy certain obligations of Accuride and the guarantors of the Outstanding Notes contained in the Registration Rights Agreement, dated July 29, 2010, by and among Accuride, the guarantors referred to therein and the initial purchasers referred to therein.

        In connection with the exchange offer, we are requesting that you contact your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, or who hold Outstanding Notes registered in their own names. The Issuer will not pay any fees or commissions to any broker, dealer or other person in connection with the exchange offer. However, you will, upon request, be reimbursed for reasonable out-of-pocket expenses incurred in connection with forwarding the enclosed materials to your clients. The Issuer will pay or cause to be paid all transfer taxes applicable to the exchange of Outstanding Notes pursuant to the exchange offer, except as set forth in the prospectus and the letter of transmittal.

        For your information and for forwarding to your clients, we are enclosing the following documents:

  1.
  The prospectus dated                                    , 2011;

  2.
  The letter of transmittal for your use in connection with the tender of the Outstanding Notes and for the information of your clients;

  3.
  The notice of guaranteed delivery to be used to accept the exchange offer if the Outstanding Notes and all other required documents cannot be delivered to the Exchange Agent (as defined below) prior to the Expiration Date; and

  4.
  A form of letter which may be sent to your clients for whose account you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer.

        To participate in the exchange offer, a beneficial holder must either:

  •
  cause to be delivered to Deutsche Bank Trust Company Americas, as exchange agent (the "Exchange Agent"), at the address set forth in the letter of transmittal, definitive certificated notes representing Outstanding Notes in proper form for transfer together with a duly executed and properly completed letter of transmittal, with any required signature guarantees and any other required documents; or

  •
  cause a DTC Participant to tender such holder's Outstanding Notes to the Exchange Agent's account maintained at the Depository Trust Company ("DTC") for the benefit of the Exchange Agent through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the letter of transmittal.

        By complying with DTC's ATOP procedures with respect to the exchange offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered Outstanding Notes all provisions of the letter of transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the letter of transmittal to the Exchange Agent.

        You will need to contact those of your clients for whose account you hold definitive certificated notes or book-entry interests representing Outstanding Notes and seek their instructions regarding the exchange offer.

        If holders of Outstanding Notes wish to tender, but it is impracticable for them to forward their certificates for Outstanding Notes prior to the expiration of the exchange offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the prospectus and the letter of transmittal.

        Any inquiries you may have with respect to the exchange offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent for the Outstanding Notes, at its address and telephone number set forth on the front of the letter of transmittal.

Very truly yours,
Accuride Corporation

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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  Exhibit 99.2